Exhibit 10.1

Lucy Xie

[***]

[***]

Re:	Separation Agreement

Dear Lucy:

This letter confirms your separation from employment with Casa Systems, Inc. (the “Company”), effective as of the completion of your last day of employment, December 31, 2022 (the “Separation Date”). Regardless of whether you sign this Agreement, the following bulleted terms and conditions apply in connection with your separation from employment:

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The Company will (i) pay you salary, your accrued but unused vacation time, and any unpaid and properly documented expenses accrued to you through the Separation Date; and (ii) provide you with opportunity to continue group health coverage under the law known as “COBRA.”

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You will remain subject to the terms of the Assignment, Invention and Non-Disclosure Agreement dated December 6, 2016 and the Non-Competition and Non-Solicitation Agreement dated December 6, 2016 (collectively, the “Restrictive Covenant Agreements”).

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You were previously granted Performance Restricted Stock Units, Restricted Stock Units, and Options to purchase shares of the Company’s common stock (collectively, the “Equity Awards”). A true and accurate list of all outstanding Equity Awards granted to you, including the number of shares subject to the Equity Awards that are vested and unvested as of the Separation Date, is attached hereto as Schedule A. Any Equity Awards granted to you will continue to be subject to the terms and conditions of the applicable grant agreement (each, an “Award Agreement”) and any applicable equity incentive plan (as it may be amended from time to time, an “Equity Plan”) (each Equity Plan and Award Agreement, collectively the “Equity Documents”). Unless you sign and do not revoke the Agreement and the Certificate attached as Exhibit A, all vesting of any Equity Awards will cease as of the Separation Date. You hereby acknowledge and agree that, other than any fully-vested outstanding shares of the Company’s common stock you hold, the equity set forth in Schedule A is your only equity interest in the Company, under the Equity Documents or otherwise.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:

1.	Separation.

As of the Separation Date, you will be no longer be employed by the Company. You hereby resign from any and all other positions that you hold with the Company and any of its subsidiaries and affiliates as an officer, employee, director or otherwise, effective as of the Separation Date; provided, however, you will retain your position as a director on the Company’s Board of Directors (but will not retain your position as a director on the boards of any of the Company’s subsidiaries) until your term expires in May 2023. You hereby agree that you will not stand for re-election as a director of the Company once your current term expires in May 2023.

2.	Separation Pay and Other Benefits

Provided you: (i) sign, comply with, and do not revoke this Agreement; and (ii) sign, comply with, and do not revoke the Certificate attached as Exhibit A (the “Certificate”) hereto after the Separation Date but no later than twenty-one days after the Separation Date:

(a) The Company shall pay you an amount equal to the sum of (i) your annual base salary at the rate in effect as of the Separation Date; and (b) your target bonus for the calendar year 2022 (collectively, the “Severance Pay”). The Severance Pay shall be paid in substantially equal installments in accordance with the Company’s payroll practices for a period of twelve (12) months (the “Severance Period”), beginning on the first payroll date after the Certificate Effective Date. The Company shall make deductions, withholdings and tax reports with respect to the Severance Pay that it reasonably determines to be required.

(b) Subject to your proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly COBRA premium to continue coverage for you and your eligible dependents under the Company’s group healthcare plan until the earlier of (i) the end of the Severance Period, (B) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your health continuation rights under COBRA; provided, however, that if the Company reasonably and in good faith determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), you will no longer be entitled to this benefit.

(c) On the Certificate Effective Date, all outstanding and unvested Equity Awards currently held by you shall become fully vested and exercisable and, any Options held by you and any other equity award that may involve exercise shall remain exercisable for a period of one (1) year following the date you are no longer an Eligible Participant as defined under the terms of your Equity Awards, but in no event later than the original expiration date of such Option or other equity award that may involve exercise, notwithstanding separation from Company service. For avoidance of doubt, all shares of Company common stock that are issuable to you in connection with the full vesting described in the previous sentence under each of your Restricted Stock Unit Agreements (Performance Vested) and Restricted Stock Unit Agreements (Time Vested) shall be issued to you, subject to applicable withholding, on the Certificate Effective Date.

(d) You will remain eligible to receive a discretionary bonus for the calendar year 2022, which shall be determined as follows: 50% based on recommendation of the CEO and 50% based on Adjusted EBITDA achievement (the “2022 Bonus”). The 2022 Bonus shall be paid on the earlier of (A) the first date on which 2022 annual bonus(es) are paid to then current executive officers of the Company, or (B) March 15, 2023. For the avoidance of doubt, you shall not be eligible to participate in or receive any awards under the Company’s annual Long Term Incentive Program following the Separation Date.

3.	Restrictive Covenant Agreements

You and the Company herby acknowledge and reaffirm the obligations under the Restrictive Covenant Agreements, the terms of which are incorporated by reference.

4.	Non-Disparagement.

You agree not to make any disparaging statements, whether orally or in writing, on social media or otherwise, concerning the Company or its parents, affiliates, subsidiaries or their respective businesses, or current or former, officers, directors, shareholders, employees, investors, or agents.

5.	Future Cooperation

You agree to cooperate reasonably with the Company and its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”); provided, however, that the Company shall not require you to perform any Cooperation Services that would violate any restrictive covenants that you are subject to. You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment or personal responsibilities. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company shall reimburse you for any reasonable travel and other expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

6.	Return of Property.

Within five (5) days following the Separation Date, you agree to return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships, other than that which you are entitled to retain during your tenure as a director of the Board. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the later of the Separation Date or, as to that retained by you as a director of the Board, five (5) days following the last day of your tenure as a Board director. In the event you discover you continue to retain any such property, you shall return it to the Company immediately.

7.	Release.

(a) In consideration for the payments and benefits in this Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its parent, affiliated and related entities and their respective predecessors, successors and assigns, employee benefit plans and fiduciaries of such plans, and their current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and separation of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

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of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, M.G.L. c. 151B, and The Massachusetts Civil Rights Act);

•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);

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for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement. In addition, this release does not cover your rights with respect to any (i) equity interests you hold in the Company, (ii) employee benefits which are vested or accrued, or which, by their terms, extend post-the Separation Date, (iii) any entitlement you may have to defence, indemnification and/or contribution, (iv) disability benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes, (v) claims which by law cannot be waived by signing this Agreement; (vi) enforcement of this Agreement, and/or (vii) rights and claims which arise from or are related to your service as a director of the Board.

(b) Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).

(c) You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Tim Rodenberger, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.

8.	Taxes; Section 409A

All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A of the Code. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.	Other Provisions

a) Termination of Payments. If you breach any of your obligations under this Agreement or the Restrictive Covenant Agreements, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you under this Agreement and recover any payments already made to you under this Agreement. The termination or recovery of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

b) Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

c) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

d) Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

e) Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including, without limitation, any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

f) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises in this Agreement or the Restrictive Covenant Agreements. You further agree that money damages would be an inadequate remedy for any breach of any of this Agreement or the Restrictive Covenant Agreements. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under these agreements, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. If the Company prevails in any action to enforce any of the covenants hereunder or the Restrictive Covenant Agreements, then you also shall be liable to the Company for reasonable attorney’s fees and costs incurred by the Company in enforcing this Agreement and/or the Restrictive Covenant Agreements.

g) Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

h) Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Restrictive Covenant Agreements, the Equity Documents, and any other obligations specifically preserved in this Agreement.

i) Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

j) Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. If the Company fails to obtain an assumption of this Agreement at or prior to the effectiveness of any succession, in addition to other remedies to which you may be entitled, you will be entitled to immediate and lump sum payment by the Company to you of any and all unpaid Severance Pay.

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Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

CASA SYSTEMS, INC.

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Title:	Lead Director

I have read and accept this Agreement:

/s/ Lucy Xie
Lucy Xie
Date: November 29, 2022

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS